Exhibit 99.2

Lantronix, Inc.

Third Quarter Fiscal 2024 Earnings Call

Prepared Remarks

Introduction: Jeremy Whitaker

Good afternoon everyone and thank you for joining our quarterly earnings call. Joining me on the call today is our President and Chief Executive Officer, Saleel Awsare.

A live and archived webcast of today’s call will be available on the company’s website. In addition, you can find the call-in details for the phone replay in today’s earnings release.

During this call, management may make forward-looking statements which involve risks and uncertainties that could cause our results to differ materially from management's current expectations. We encourage you to review the cautionary statements and risk factors contained in the earnings release, which was furnished to the SEC today and is available on our website, and in the Company’s SEC filings such as its 10-K and 10-Qs. Lantronix undertakes no obligation to revise or update publicly any forward-looking statements to reflect future events or circumstances.

Please refer to the news release and the financial information in the investor relations section of our website for additional details that will supplement management’s commentary.

Furthermore, during the call, the company will discuss non-GAAP financial measures. Today's earnings release, which is posted in the investor relations section of our website, describes the differences between our non-GAAP and GAAP reporting, and presents reconciliations for the non-GAAP financial measures that we use.

With that, I’ll now turn the call over to Saleel.

Saleel:

Thanks Jeremy, and thank you, everyone, for joining us on the call today. I am pleased to report record revenue of $41.2 million for the Third Quarter of FY 2024, a year-over-year increase of 25% compared to the same period of 2023, and a sequential increase of 11% compared to the December quarter.

Non-GAAP EPS in FYQ3 grew 88% compared to the same period last year, demonstrating the leverage in our operating model as revenue improves.

Jeremy will provide you with more details and analysis on the Third Quarter financial results shortly.

As I’ve recently completed five months with Lantronix, and having spent a lot of time with our key customers, strategic partners, and most importantly the Lantronix team, I am very optimistic about the future given our strong products and solutions, our growing customer engagements, and our improving EBITDA & solid balance sheet.

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We see both Compute and Connect technologies converging at the Edge of the Network - - and that’s exactly where we play with our core capabilities and solutions.

We have a deep understanding of Edge Compute requirements and provide our customers with complete solutions including Hardware, Software, Design Services, and our Percepxion IoT platform for device management and application integration.

○	Our focus going forward will be on three key vertical segments including: (i) Smart Cities; (ii) Automotive Infotainment; and (iii) Enterprise. We estimate the Served Available Market the company is addressing in the three different verticals is $8.5 billion and we expect compound annual growth rate over the next few years to be approximately 12%.

Let me give you an example in each of these verticals.

○	In Smart Cities, we have the opportunity to drive revenue growth over couple of key areas, namely: (i) Smart Grid and (ii) Critical Infrastructure. We estimate the Serviceable Addressable Market of the Smart Cities vertical to be approximately $3.9 billion and the compound annual growth rate over the next few years to be approximately 12%.

▪	In the Smart Grid sector, we see continued momentum with our lead smart grid customer, where we received our first follow-on order for the first half of FY25 as this customer is transitioning from design and initial production to a run-rate business. Our relationship continues to deepen with our lead customer, and we are engaged at all levels of the organization. We expect that as they expand their market beyond their current roll-out and into broader applications and geographies with the QED device and its variants, we will continue to partner with them to address these needs. I expect this to be a long-term, mutually beneficial engagement.

▪	Now moving to Critical Infrastructure. A great example of this sector is a recent Design Win with a Tier One telecom customer who is using our Fox telematics device coupled with our Percepxion SAAS solution for monitoring and managing cell site power generators. We are replicating this design win with multiple generator makers who have similar needs. Looking further out, the same solution can be extended to applications at construction sites, hospitals, and other such locations.

○	In Automotive Infotainment, the trend is clearly towards “Pillar-to-Pillar” large interactive displays with the Digital Cockpit becoming a highly valued part of the vehicle.

▪	We estimate the current SAM in Auto Infotainment to be approximately $900 million and the annual growth rate to be about 21%.

▪	Our IP resides in the Automotive Infotainment Compute system we developed for Togg, the Turkish-based automotive OEM, and we’re seeing strong interest from Tier II and Tier III Automotive OEMs as well as manufacturers of commercial trucks, motorcycles, and heavy machinery.

▪	Let me also add an update on Togg. They recently unveiled their second vehicle - - the T10F sedan - - and our Embedded Compute solution is designed into the vehicle’s digital cockpit. Additionally, they have told us they plan to start shipping vehicles to Germany in calendar year 2025. We continue to collaborate and innovate with them as they expand their business.

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○	In the Enterprise vertical, we are focused on Out of Band, Video conferencing, and security and surveillance. We estimate the SAM of our Enterprise vertical market opportunity to be approximately $3.7 billion growing at about 9% annually over the next few years.

▪	Let me add some color on one of our products addressing the growing need for Out of Band management. Out of Band solutions provide alternative pathways to access servers, networks, and routers when the primary access path is unavailable.

▪	Providing uptime and resilient networks is important for many sectors including banks, government, healthcare, and the retail sector.

▪	We provide not only Hardware but also management software, ongoing support and warranty services.

In summary, we are focused on three growing, attractive vertical markets with a combined SAM of $8.5B and growing. Our Business Teams are actively targeting new customer design wins across the three verticals and all our major geographic regions.

I remain excited about the growth opportunity ahead for Lantronix, especially given our broad portfolio, IP, and great customer base.

In summary, we have a great company and we’re building on strength. Moving forward we will become an even stronger company given the technology and talent we have in place, driving profitable growth and shareholder value.

With that, I will now turn the call over to Jeremy, our Chief Financial Officer, for his comments on FYQ3 and guidance for the next quarter.

Jeremy:   Thank you, Saleel.

Now I will provide the financial results and some business highlights for our third quarter of fiscal year 2024 before commenting on our financial outlook for the fourth quarter of fiscal 2024.

For FQ3 2024, we reported revenue of $41.2 million, an all-time record for Lantronix. Revenue was up 11% and 25% from the sequential and year ago periods, respectively.

IoT System Solutions revenue increased by 16% and 91% from the sequential and year ago periods, respectively. The increase was primarily driven by the continued ramp of production shipments for our lead smart grid customer. In addition, the year-over-year increase was impacted by strong sales from our Out of Band Management products. For the remainder of the fiscal year, we expect continued growth from our IoT System Solutions.

Sequentially, Embedded IoT Solutions revenue was up 6% with continued contribution from our lead automotive customer. As expected, we experienced a year-on-year decline in Embedded IoT Solutions as the year ago period included a large enterprise video customer design that ended in FQ4 2023.

In FQ3 2024, Software and Services revenues were down from the year ago period, primarily a function of the completion of two large design services projects that transitioned into production during the first half of fiscal 2024.

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GAAP gross margin was 40.1% for FQ3 2024 compared to 40.6% in the prior quarter and 44.4% in the year ago quarter.

Non-GAAP gross margin was 41.0% for FQ3 2024 compared to 41.6% in the prior quarter and 45.1% in the year ago quarter.

The decline in gross margin percentage was primarily a function of a change in product mix driven by the product ramp with our smart grid customer. For FQ4 2024, we expect gross margins in a similar range.

GAAP SG&A expenses for FQ3 2024 were $9.9 million compared with $9.7 million in the year-ago quarter and $10.2 million in the prior quarter.

GAAP R&D expenses for FQ3 2024 were $5.2 million, compared with $5.1 million in the year-ago quarter and $4.7 million in the prior quarter.

In the upcoming quarter, we expect a sequential increase in opex related to variable compensation as revenue and earnings are expected to improve in FQ4 2024.

GAAP net loss was $423,000, or $0.01 cent per share, during FQ3 2024 compared to GAAP net loss of $3.1 million, or $0.08 cents per share, in the year ago quarter.

Non-GAAP net income doubled from the year ago quarter demonstrating leverage in our operating model and strong cost control. Non-GAAP net income was $4.2 million, or $0.11 cents per share, in FQ3 2024 compared to non-GAAP net income of $2.1 million, or $0.06 cents per share, in the year ago quarter.

Now turning to the balance sheet.

We ended FQ3 2024 with cash and cash equivalents of $24.6 million, an increase of $2.5 million from the prior quarter.

Working capital was $54.3 million, an increase of $2.4 million from the prior quarter.

Net inventories were $40.6 million at the end of FQ3 2024, a decrease of $2.2 million from the prior quarter.

Now turning to our outlook. For the fourth quarter of fiscal 2024 we expect:

•	Revenue to be in the range of $46.5 to $51.5 million; and
•	Non-GAAP EPS in a range of $0.12 to $0.18 cents per share

In summary, we are maintaining the annual guidance for fiscal 2024 that we provided during our February 2024 earnings call. At the mid-point of our FQ4 2024 outlook, we expect to deliver record revenue and non-GAAP earnings for fiscal 2024 with 22% organic revenue growth and a 74% increase in non-GAAP EPS as compared to our fiscal year 2023 results.

With that we complete our prepared remarks for today so I will now turn it over to the operator to conduct our Q&A session.

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